We provide our consent for the inclusion of our audited financial statements for the period ending 31 Dec, 2024, in the Offering Circular and any related filings for the Regulation A offering by The Hartley Opportunity Fund, LLC, including but not limited to filings with the Securities and Exchange Commission (SEC) under Reg A.

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1/22/2025